Exhibit 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
THIRD QUARTER 2012 SALES & EARNINGS

            Eau Claire, Wisconsin (October 26, 2012) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

             In response to questions about sales and earnings, Maryjo Cohen, President, stated, “Third quarter net sales followed trends similar to second quarter 2012.  As in the second quarter, net sales for both the Housewares/Small Appliance and Defense segments increased from those enjoyed during third quarter 2011.  Housewares/Small Appliances’ net sales were up 7.6%, in part due to initial shipments of exclusive product developed to offset the impact of the retail trend towards private label offerings.  That trend had depressed prior years’ sales.  Defense segment volume increased 27.4% from 2011’s comparable quarter, largely reflecting the ongoing shipment of orders under its new five-year contract that had previously been deferred.  Net sales for the Absorbent Products segment dropped by 13.3%, as a result of the significant decrease in orders from its major customer, which opened its own facility during the latter part of 2011.  That decline was offset in part by shipments to new customers and enhanced volume with other customers. Housewares/Small Appliance operating earnings declined by 8.3% from third quarter 2011 levels primarily due to an adjustment in an insurance reserve that more than offset the increased earnings from augmented sales.  Like second quarter 2012, the combination of a less favorable product mix and reduced margins related to the new five-year 40mm contract were the principal reasons for the 10.6% decline in operating profitability at the Defense segment.  The further write-down of a customer receivable and the reduction in top line volume resulted in a sizable loss in the quarter for the Absorbent Products segment.  Decreased yields from the company’s portfolio had a negative, comparative impact on earnings as well.”

National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases, less-lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment primarily engages in the manufacture of private label adult incontinence products.

	THREE MONTHS ENDED
	September 30, 2012	October 2, 2011
Net Sales	$116,813,000	$104,861,000
Net Earnings	$9,401,000	$12,386,000
Net Earnings Per Share*	$1.36	$1.80
Weighted Shares Outstanding	6,886,000	6,873,000

	NINE MONTHS ENDED
	September 30, 2012	October 2, 2011
Net Sales	$330,700,000	$312,015,000
Net Earnings	$27,448,000	$34,566,000
Net Earnings Per Share*	$3.98	$5.03
Weighted Shares Outstanding	6,883,000	6,871,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

*Net Earnings Per Share is calculated based on net income attributable to common shareholders.